As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-197919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UCP, Inc.

(Casa Acquisition Corp. as successor by merger to UCP, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware	90-0978085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

99 Almaden Boulevard, Suite 400

San Jose, California 95113

(408) 207-9499

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dale Francescon

President

Casa Acquisition Corp.

as successor by merger to

UCP, Inc.

99 Almaden Boulevard, Suite 400

San Jose, California

(408) 207-9499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Marell

Ross Fieldston

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

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		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SHARES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by UCP, Inc. (the “Company” or the “Registrant”) to remove from registration all securities that remain unsold under the following registration statement (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-197919), which was filed with the SEC on August 6, 2014.

On April 10, 2017, the Company entered into an Agreement and Plan of Merger, dated April 10, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Century Communities, Inc., a Delaware corporation (“Century Communities”), Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities (“Merger Sub”), and the Company, pursuant to which the Company will merge with and into Merger Sub (the “Merger”), at which time the separate corporate existence of the Company will end, and Merger Sub will survive the Merger as the surviving corporation.

In connection with the Merger, Merger Sub, as successor to the Company, is terminating all offers and sales of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Casa Acquisition Corp., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 4th day of August, 2017.

Casa Acquisition Corp. as successor by merger to UCP, Inc.

By:	/s/ Dale Francescon
	Name:	Dale Francescon
	Title:	President